Exhibit 99.1

Calgon Carbon Announces Fourth Quarter and Full Year 2016 Results

  Includes two months of results of the activated carbon and filter aid business (the New Business) acquired on November 2, 2016
  Fourth quarter results include $13.7 million (pre-tax) of acquisition and project related expenses
    $12.2 million included in selling, administrative and research expense, including $6.5 million of expected French business and asset transfer tax payments that were determined to require immediate expense recognition
    $1.5 million of inventory-related purchase accounting adjustment costs included in cost of products sold (excluding depreciation and amortization)
  Q4 2016 Results Summary:
    Net sales totaled $137.5 million, including $12.1 million of sales from the New Business and a net $1.4 million unfavorable impact from currency translation
    Gross margin (before depreciation and amortization) as a percentage of net sales was 31.0%
      Includes a 1.1 percentage point dilutive impact from the $1.5 million of inventory-related purchase accounting adjustment costs
      Includes a 0.7 percentage point dilutive impact from $1.0 million in costs related to planned plant maintenance outages for the New Business
    Loss from Operations was ($5.4) million, which includes $13.7 million of acquisition and project related expenses
    Net loss was ($5.9) million, or ($0.12) per fully diluted share, inclusive of the previously mentioned acquisition and project related expenses

PITTSBURGH--(BUSINESS WIRE)--February 24, 2017--Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2016.

Net sales for the fourth quarter of 2016 were $137.5 million, as compared to $130.9 million for the fourth quarter of 2015. Fourth quarter 2016 net sales include $12.1 million from the acquisition of the activated carbon and filter aid business (the New Business) from a subsidiary of Arkema Group on November 2, 2016. Currency translation had a net $1.4 million unfavorable impact on fourth quarter 2016 net sales, as the unfavorable impact of a stronger U.S. dollar compared to European currencies, was partially offset by the favorable impact of a weaker U.S. dollar versus Asian currencies.

Loss from operations for the fourth quarter of 2016 was ($5.4) million, compared to income from operations of $10.7 million reported for the fourth quarter of 2015. The fourth quarter 2016 loss from operations includes $13.7 million of acquisition and project related expenses.

Net loss for the fourth quarter of 2016 was ($5.9) million, or ($0.12) per fully diluted share. This compares to net income of $7.7 million, or $0.15 per fully diluted share for the same period last year.

For the fourth quarter of 2016, Activated Carbon and Service segment sales were $114.7 million, a decline of $4.2 million from $118.9 million for the same period a year ago. Excluding $1.0 million of net unfavorable currency translation adjustments, sales declined $3.2 million. Higher potable water and specialty market sales in the Americas and Asia were more than offset by lower environmental water market sales in the Americas. Industrial process sales in the Americas and Europe were also lower.

Equipment segment sales in the fourth quarter of 2016 were $8.8 million compared to $9.3 million for the same period a year ago as higher sales of carbon adsorption equipment primarily for municipal water applications were more than offset by lower ballast water treatment system and traditional ultraviolet light equipment system sales.

Sales in the Consumer segment decreased to $1.9 million in the fourth quarter of 2016 compared to $2.7 million in the last year’s fourth quarter. Currency translation had a $0.4 million negative impact on current year sales. The remainder of the decline was primarily due to lower sales of carbon cloth for medical applications.

Other sales, which represent the activities of the New Business for the final two months of the fourth quarter of 2016, were $12.1 million.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the fourth quarter of 2016 was 31.0%, compared to 33.6% reported for the fourth quarter of 2015. Contributing to the lower margin percentage was the inclusion of the activities of the New Business, including $1.5 million of costs associated with a $2.1 million purchase accounting step-up in basis of the New Business inventory to fair value, that will be fully recognized as of the end of the 2017 first quarter, and $1.0 million of expenses related to planned fourth quarter maintenance outages at certain New Business production facilities.

Depreciation and amortization expense was $10.8 million in the fourth quarter of 2016 compared to $9.7 million in last year’s fourth quarter. Current year fourth quarter depreciation and amortization expense includes expenses from the newly acquired fixed assets and intangible assets of the New Business.

Selling, administrative and research expense for the fourth quarter of 2016 was $37.3 million versus $23.6 million in last year’s fourth quarter. In addition to including incremental expenses from the addition of the New Business, current year fourth quarter selling, administrative and research expense includes acquisition and project related expenses of $12.2 million.

Interest expense for the fourth quarter of 2016 was $1.3 million compared to $0.3 million for the same quarter last year. The increase was due to higher outstanding debt levels resulting from the Company’s purchase of the New Business on November 2, 2016 as well as higher interest rates.

Full Year 2016 Summary

Net sales for the year ended December 31, 2016, were $514.2 million, compared to net sales of $535.0 million last year. Excluding $2.8 million of a net unfavorable impact from foreign currency translation, net sales decreased $18.0 million from last year. The Activated Carbon and Service segment and Equipment segment sales decreased 6.6% and 1.1%, respectively. Consumer segment sales declined 5.1%, but increased by 5.0% when excluding a $0.9 million negative impact of currency translation. The New Business contributed $12.1 million to 2016 full year sales.

For the year ended December 31, 2016, the Company reported income from operations of $24.5 million versus $64.8 million for the year ended December 31, 2015. Net income for the year ended December 31, 2016, was $13.8 million versus $43.5 million for the year ended December 31, 2015. Earnings per common share on a fully diluted basis were $0.27 for the year ended December 31, 2016, as compared to $0.82 per common share for the year ended December 31, 2015. Full year 2016 results were negatively impacted by pre-tax acquisition and project related expenses of $17.2 million.

Commenting on the company’s fourth results, Calgon Carbon’s Chairman, President, and Chief Executive Officer Randy Dearth said, “Our legacy Calgon Carbon business – led by strong potable water and specialty market sales, and solid mercury removal product volumes – delivered fourth quarter sales that were slightly below our expectations, with gross margins (before depreciation and amortization) that were slightly ahead of our expectations. However, costs related to completing the acquisition – a majority of which are now behind us – significantly burdened our overall results for the quarter.”

Commenting on the full year, Mr. Dearth continued, “2016 was a difficult year. Our industrial sector activities were negatively impacted by soft global economic market conditions; unfavorable weather conditions and low natural gas prices weighed on the sales of our mercury removal products early in the year; and our ballast water equipment sales were below last year due to continued regulatory delays and uncertainty.

“In the face of these market-related challenges, we directed our focus on things we could control and that would strengthen our foundation for future success. These included continuing to take actions to reduce costs and improve our efficiency, and capturing new business in developing market areas, such as for removing perfluorinated compounds from drinking water sources in North America. Despite the softness in industrial sector demand, we maintained our leadership in the markets for high-end, high-performing activated carbon solutions.

“In addition, we completed the largest acquisition in our history. The New Business expands our product lines and enhances the diversification of our exposure to stable and steady traditional end markets that are not dependent on regulation. It also matches our strength in providing high-performing products to a demanding customer base. After getting to know more about the New Business, its employees, and its future potential over the last four months, I’m even more convinced that it’s a perfect fit and will achieve the value creation path we laid out last April.”

Looking ahead to 2017, Mr. Dearth concluded, “In addition to approximately $100 million in revenues we expect from the New Business, we are cautiously optimistic about the potential for revenue growth in our legacy Calgon Carbon business in 2017 for several reasons. We see opportunities for continued growth from an active North American drinking water market. We are also beginning to see some early indications that the industrial sector economic environment is improving. The pace of orders for our mercury removal products for the first two months of 2017 is running well ahead of last year. And following the ratification of the IMO Convention this past September, vessel-owner inquiries for ballast water treatment equipment are maintaining a brisk pace. Our premium products, technical expertise and broad installed base place Calgon Carbon in an excellent position to fully leverage a rebound in industrial activity, sustain our market position in mercury removal and extend our leadership in the North American drinking water market.”

Conference Call and Webcast Details

This morning at 9:00 a.m. Eastern Time, the Company will be hosting a live conference call and webcast, including presentation slides, to discuss the fourth quarter 2016 financial results.

To listen to, or participate in, the conference call, please phone 866-393-4792 shortly before the scheduled start time. International callers should phone +1 706-758-4301. The conference ID is 63691870.

To view and listen to the webcast, as well as access the downloadable presentation slides, go to the Calgon Carbon website at www.calgoncarbon.com, proceed to the investor home page, and click on the link to the webcast.

The conference call will be re-broadcast beginning approximately two hours after the call concludes through March 10, 2017, at midnight Eastern Time. To listen to the re-broadcast, please phone 800-585-8367 or +1 404-537-3406. The ID for the replay is also 63691870.

A re-broadcast of the webcast can be accessed in the investor section of the Calgon Carbon website.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the recent acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon becomes an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,400 people and operates 22 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet technology solutions, visit www.calgoncarbon.com.

This press release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in this press release pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties that may cause Calgon Carbon Corporation’s (the Company’s) actual results in future periods to be materially different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Factors that could affect future performance of the Company include, without limitation: the Company’s ability to successfully integrate the November 2, 2016 acquisition of the assets and business of the wood-based activated carbon, reactivation, and mineral-based filtration media of CECA, a subsidiary of Arkema Group (the New Business) and achieve the expected results of the acquisition, including any expected synergies and the expected future accretion to earnings; changes in, or delays in the implementation of, regulations that cause a market for our products; changes in competitor prices for products similar to ours; higher energy and raw material costs; costs of imports and related tariffs; unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal; changes in foreign currency exchange rates and interest rates; changes in corporate income and cross-border tax policies of the United States and other countries; labor relations; availability of capital and environmental requirements as they relate to both our operations and to those of our customers; borrowing restrictions; validity of patents and other intellectual property; and pension costs. In the context of the forward-looking information provided in this press release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the Company’s most recently filed Annual Report. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the Federal securities laws of the United States.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$137,480	$130,873	$514,246	$535,004

Cost of products sold (excluding depreciation and amortization)	94,846	86,886	346,398	343,522

Depreciation and amortization	10,752	9,665	38,070	35,453

Selling, administrative & research	37,287	23,581	105,256	91,235

	142,885	120,132	489,724	470,210

Income (loss) from operations	(5,405)	10,741	24,522	64,794

Interest expense - net	(1,222)	(266)	(2,286)	(715)

Other income (expense) - net	(1,608)	(432)	(2,163)	(693)

Income (loss) before income tax provision	(8,235)	10,043	20,073	63,386

Income tax provision (benefit)	(2,293)	2,327	6,276	19,923

Net income (loss)	(5,942)	7,716	13,797	43,463

Other comprehensive income (loss), net of tax
Foreign currency translation	(10,361)	(3,551)	(10,956)	(13,013)
Defined benefit pension plans	(4,190)	(1,576)	(1,899)	(116)
Derivatives	1,575	(314)	886	(991)

Comprehensive income (loss)	$(18,918)	$2,275	$1,828	$29,343

Net income (loss) per common share
Basic	$(0.12)	$0.15	$0.27	$0.84
Diluted	$(0.12)	$0.15	$0.27	$0.82

Dividends per common share	$0.05	$0.05	$0.20	$0.20

Weighted average shares outstanding (thousands)
Basic	50,255	50,970	50,259	51,902
Diluted	51,081	51,710	51,023	52,709

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Segment Sales

Activated Carbon and Service	$114,704	$118,904	$454,565	$486,548
Equipment	8,770	9,290	38,864	39,293
Consumer	1,884	2,679	8,695	9,163
Other	12,122	-	12,122	-

Net sales	$137,480	$130,873	$514,246	$535,004

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Segment Operating Income (Loss)*

Activated Carbon and Service	$14,380	$20,868	$71,338	$100,026
Equipment	(1,858)	(993)	(3,002)	(1,810)
Consumer	179	531	1,610	2,031
Other	(7,354)	-	(7,354)	-

Income from operations *	$5,347	$20,406	$62,592	$100,247

The results of the New Business acquired on November 2, 2016 are reported as Other.

Activated Carbon and Service segment operating income* for the quarter and twelve months ended December 31, 2016 include acquisition and project related expenses of $5,431 and $8,923, respectively. Activated Carbon and Service operating income* for the quarter and twelve months ended December 31, 2015 include acquisition related expenses of $566.

Operating (loss)* reported as Other for the quarter and twelve months ended December 31, 2016 includes acquisition related expenses of $8,283.

* Before depreciation and amortization.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015

Assets

Current assets:

Cash and cash equivalents	$37,984	$53,629

Receivables	108,056	96,674

Inventories	125,115	110,364

Other current assets	20,435	47,058

Total current assets	291,590	307,725

Property, plant and equipment, net	366,442	311,019

Other assets	117,186	37,774

Total assets	$775,218	$656,518

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$5,000	$7,500

Other current liabilities	95,655	73,141

Total current liabilities	100,655	80,641

Long-term debt	220,000	103,941

Other liabilities	73,420	77,945

Total liabilities	394,075	262,527

Total stockholders' equity	381,143	393,991

Total liabilities and stockholders' equity	$775,218	$656,518

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations
dcrookshank@calgoncarbon.com